               News Release

                    For More Information Contact:

                                  Leslie Green
                        Green Communications Consulting, LLC
                        (650) 312-9060
                        leslie@greencommumicationsllc.com

SST to Review Stock Option Practices
The Company Also Updates Other Business Issues

SUNNYVALE, Calif., Mar. 15, 2007 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced that it will conduct a voluntary review of its historical stock option grant practices covering the time from its initial public offering in 1995 through the current fiscal year. The chairman of the audit committee of the Board of Directors will conduct this review with the assistance of independent outside counsel. SST has voluntarily contacted the Securities and Exchange Commission staff to inform them of the review. Any additional non-cash stock-based compensation expense that may be recorded, if any, will not affect SST’s cash position or reported revenue for the recently completed year or previous periods.

As a result of the pending review, SST is unable to file its Annual Report on Form 10-K for the year ended Dec. 31, 2006 by the required filing date of March 16, 2007 and the company does not currently anticipate that the Form 10-K will be filed on or before the fifteenth calendar day following the required due date according to Rule 12b-25.

Impairment Charge
Subsequent to SST’s year end press release announcing our preliminary fourth quarter and fiscal 2006 operating results, the company reviewed the carrying value of its equity investments for impairment. During the company’s review of its non-marketable securities, SST became aware of certain pending equity transactions by Grace Semiconductor Manufacturing Corporation, or GSMC, at a price per share expected to be below its carrying value. The company considers this impairment to be other than temporary. Accordingly, it expects to record an impairment charge related to its investment in GSMC of approximately $35 million. This charge will be reflected in the company’s statement of operations for the year ended Dec. 31, 2006.

Dismissal of Securities Class Action Lawsuit Filed in 2005
On March 9, 2007, the United States District Court in the Northern District of California dismissed, with prejudice, a securities class action lawsuit filed in 2005 against SST and several of its current and former officers and directors alleging violations of federal securities laws during the period from April 21, 2004 to December 20, 2004 and on March 12, 2007, entered judgment in favor of all defendants. Plaintiffs have 30 days from entry of judgment to appeal the dismissal. A derivative action filed in 2005 with substantially identical claims remains pending in California Superior Court in the County of Santa Clara.

About Silicon Storage Technology, Inc.
Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs, flash microcontroller and radio frequency ICs and modules.  Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements regarding SST’s ability to timely file periodic reports, flash memory and non-memory market conditions, SST’s future financial performance that involve risks and uncertainties.  These risks may include the timing and results of the independent review, timely development, acceptance and pricing of new products, the terms and conditions associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the SST’s  SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2005 and on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com.  SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

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